877 North 8th West, Riverton, WY  82501 USA, Ph: (307) 856-9271, Fx: (307) 857-3050, www.usnrg.com

For Immediate Release

U.S. ENERGY CORP. REPORTS 2008 HIGHLIGHTS AND FINANCIAL RESULTS

Year End Operations and Corporate Update Conference Call

RIVERTON, Wyoming – March 16, 2009 – U.S. Energy Corp. (NASDAQ Capital Market: “USEG”) (“USE” or the “Company”), a natural resources exploration and development company with interests in molybdenum, oil and gas, geothermal, and real estate assets, today reported highlights and financial results for the year ended December 31, 2008.  For detailed information on each of the highlights and financial results, please see the Form 10-K filed with the Securities and Exchange Commission on March 13, 2009.

Selected Highlights for 2008 and Early 2009

•
Entered into a definitive Exploration, Development and Mine Operating Agreement, valued at up to $400 million, for the Mount Emmons molybdenum property with Thompson Creek Metals Company Inc. (TSX:TCM) (NYSE:TC), one of the world's largest publicly traded, pure molybdenum producers.  The Company received a $1 million option payment from Thompson Creek in early January 2009;

•
Announced initial production at the Bluffs prospect in Louisiana, in conjunction with partner PetroQuest Energy L.L.C., as approximately 14,000 MCF and 500 barrels of oil per day or an equivalent of 17,000 MCFE/D.  Production as of February 28, 2009 was 12,737 MCF and 388 barrels of oil per day or the equivalent of 15,065 MCFE/D.  USE has a 15% working interest in this well and an approximate 10.4% net revenue interest;

•
Signed Joint Exploration Agreement with Yuma Exploration and Production Company, a private Houston, Texas-based oil and gas company to participate as a 4.55% working interest partner in a South Louisiana oil and gas area of mutual interest (AMI) covering in excess of 50,000 net acres;

•	Entered into a Lease Purchase and Drilling Agreement with a private, Texas-based oil and gas company to acquire a 25% non-operating working interest in an oil prospect located in east Texas;

•
Entered in to a Participation Agreement with Ridgeland Wyoming, Inc., a private Utah-based oil and gas company, to acquire a 50% working interest in an oil and gas prospect in an AMI located in northeastern Wyoming.  The Company expended $388,500 in the drilling one dry hole in January 2009 under this agreement.

•	Made a $3.445 million investment in Standard Steam Trust LLC, a private geothermal exploration and development company based in Denver, Colorado, which owns

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March 16, 2009
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approximately 60,000 acres of BLM, state and fee leases in seven prospect areas in three states;

•
Completed the sale of an aggregate of 39,062,720 common shares of Sutter Gold Mining Inc. (TSX-V:SGM) ("SGMI"), representing approximately 49.9% of the outstanding common shares of SGMI, to RMB Resources Ltd., as trustee for the Telluride Investment Trust, for an aggregate purchase price of approximately $5.1 million; and

•
Completed construction of the Remington Village housing complex in Gillette, Wyoming, consisting of nine 24-plexes. Subsequent to year-end, the Company retired the construction loan on the project using its cash reserves.

Financial Highlights

The following table sets forth selected financial information for the years ended December 31, 2008, 2007 and 2006:

	December 31,
	2008	2007	2006

Current assets	$72,767,500	$82,728,900	$43,325,200
Current liabilities	$19,982,000	$8,093,200	$11,595,200
Working capital (deficit)	$52,785,500	$74,635,700	$31,730,000
Total assets	$142,630,900	$131,404,400	$51,901,400
Long-term obligations	$1,870,300	$1,282,500	$882,000
Shareholders' equity	$111,833,300	$115,099,900	$37,467,900

Operating revenues	$2,287,000	$1,174,100	$880,200
Loss from continuing operations	$(9,520,900)	$(14,538,900)	$(14,667,600)
Other income & expenses	$(99,500)	$108,823,900	$2,118,200
Benefit from (provision for) income taxes	$3,325,800	$(32,366,800)	$15,331,600
Discontinued operations, net of tax	$4,906,500	$(2,003,600)	$(1,818,600)
Net Income (Loss)	$(1,338,100)	$56,363,200	$1,052,200
Net Income (Loss) per share basic	$(0.06)	$2.75	$0.06
Net (loss) income per share diluted	$(0.06)	$2.54	$0.05

Basic shares outstanding	23,274,978	20,469,846	18,461,885
Diluted shares outstanding	23,274,978	22,189,828	21,131,786

In addition to this summary of selected financial information, the Company had $8,434,400 in cash, cash equivalents of $51,152,100 in U.S. Government Treasuries with longer than 90 day maturities from date of purchase, and $4,929,200 in restricted investments which were also invested in U.S. Treasuries and pledged on the construction loan for Remington Village.  These balances total $64.5 million or $2.94 per outstanding common share at December 31, 2008.

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The number of shares outstanding at December 31, 2008 of 21,935,129 had been reduced to 21,521,329 as of March 9, 2009.  Pursuant to its stock buy back plan, the Company purchased 2,160,129 shares of common stock for a total of $5,554,100 or an average cost per share of $2.57 during the year ended December 31, 2008.  As of March 9, 2009, the Company had purchased an additional 433,800 shares of its common stock pursuant to the stock buyback plan at an average purchase price of $1.91 per share.  The total number of shares purchased from inception through March 9, 2009 is 2,821,929 for $7,431,800, or an average cost per share of $2.63.  The dollar amount remaining under the buyback plan is $568,200.

On January 2, 2009, Thompson Creek Metals paid the Company the contractual $1.0 million payment due under the August 19, 2008 Exploration, Development and Mine Operating Agreement between the Company and Thompson Creek Metals on the Mount Emmons property.

On January 16, 2009, the Company paid $16,831,500 to Zions National Bank to retire the August 2007 construction loan for the multifamily housing project in Gillette, Wyoming.

“In 2008, we were able to make progress across each area of our business as we added to our oil and gas portfolio, realized production from our first partnered well, found a world-class partner for the Mount Emmons project, invested in an emerging renewable resource development opportunity, disposed of a non-core mining asset and completed and financed our real estate project,” stated Keith Larsen, CEO of U.S. Energy.  “As we carefully manage our cash position, our goals for 2009 include identifying emerging oil and gas opportunities with an eye to expanding production. On that basis, we are putting in place the relationships and resources to help us enhance our acquisition strategy and reach our production goal of approximately 7,000 MCFE/D by the end of the year,” he added.

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Conference Call

The Company has scheduled a conference call to update shareholders and analysts on the Company's recent operational progress and to provide a corporate update.

Year End Operations and Corporate Update Conference Call

When:  Wednesday, March 18th at 2:00 PM ET (12:00 PM Mountain).

Dial-In Number:  (877) 419-6598 (within U.S. and Canada), (719) 325-4845 (International).

Replay Number:  (888) 203-1112 (within U.S. and Canada), (719) 457-0820 (International).

ID Number:  4712234.  The replay will be available starting at approximately 3:00 PM ET (1:00 PM MT) and will be available for 3 days through Midnight, Saturday, March 21st.

Webcast:  Investors are also invited to listen to a live and/or archived webcast of U.S. Energy Corp.'s quarterly conference call at http://investor.usnrg.com/events.cfm.  The webcast replay will be available for one year.

To view the Company's Financial Statements and Management's Discussion and Analysis, please see the Company's 2008 10-K Filing which is available at www.sec.gov/edgar and www.usnrg.com.

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About U.S. Energy Corp.

U.S. Energy Corp. is a diversified natural resource company with interests in molybdenum, oil and gas, geothermal and real estate assets.  The Company is headquartered in Riverton, Wyoming, and its common stock is listed on The NASDAQ Capital Market under the symbol “USEG”.

Note Regarding Mcfe

In this press release, Mcfes are derived by converting oil to gas in the ratio of one barrel of oil to six thousand cubic feet of gas (1 bbl:6 Mcf). One thousand cubic feet of gas equivalent ("Mcfe") amounts may be misleading, particularly if used in isolation. A Mcfe conversion ratio of 1 bbl of oil to 6 Mcf of natural gas is based on an energy equivalency conversion method primarily applicable at the burner tip and does not represent a value of equivalency at the well head.

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Disclosure Regarding Mineral Resources Under SEC and Canadian Regulations; and Forward-Looking Statements

The Company owns or may come to own stock in companies which are traded on foreign exchanges, and may have agreements with some of these companies to acquire and/or develop the Company’s mineral properties.  An example is Sutter Gold Mining Inc.  These other companies are subject to the reporting requirements of other jurisdictions.

United States residents are cautioned that some of the information available about our mineral properties, which is reported by the other companies in foreign jurisdictions, may be materially different from what the Company is permitted to disclose in the United States.

This news release includes statements which may constitute “forward-looking” statements, usually containing the words “believe,” “estimate,” “project,” “expect," or similar expressions.  These statements are made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements.  Factors that would cause or contribute to such differences include, but are not limited to, future trends in mineral prices, the availability of capital, competitive factors, and other risks.  By making these forward-looking statements, the Company undertakes no obligation to update these statements for revision or changes after the date of this release.

For further information on the differences between the reporting limitations of the United States, compared to reports filed in foreign jurisdictions, and also concerning forward-looking statements, please see the Company’s Form 10-K (“Disclosure Regarding Forward-Looking Statements”; “Disclosure Regarding Mineral Resources under SEC and Canadian Regulation”; and “Risk Factors”); and similar disclosures in the Company’s Forms 10-Q.

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For further information, please contact:

Reggie Larsen
Director of Investor Relations
U.S. Energy Corp.
1-800-776-9271
Reggie@usnrg.com

Nick Hurst
The Equicom Group
Investor Relations
1-403-538-4845
nhurst@equicomgroup.com